UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMYLIN PHARMACEUTICALS, INC.
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FOR IMMEDIATE RELEASE

AMYLIN RESPONDS TO EASTBOURNE LETTER

San Diego, CA — May 20, 2009 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) issued the following statement in response to a May 18, 2009, letter which Eastbourne Capital Management, L.L.C., made public earlier today:

“After significant efforts and consultation with numerous shareholders, Amylin has been unable to achieve a settlement with Eastbourne and Carl Icahn which is in the best interests of ALL shareholders. Of course, we continue to remain open to new ideas and perspectives.

Following considerable review and discussion of a wide range of possible Directors, the Company selected a slate of nominees which it believes meets the needs of Amylin and all its shareholders. We are highly confident that the Amylin nominees possess the best combination of biopharmaceutical, diabetes and sales and marketing experience to achieve a highly successful commercialization of exenatide once weekly and maximize shareholder value.

In view of the divergent perspectives expressed by our shareholders, and with the company’s annual meeting one week away, we believe ALL shareholders should have the opportunity to decide who will represent them on Amylin’s Board of Directors at this important time.

Amylin has executed on its strategy and is now poised to capitalize on its market position with the highly anticipated launch of exenatide once weekly in 2010. Exenatide once weekly will be the first once-a-week treatment for type 2 diabetes. With no similar drug on the market, we believe it has the potential to transform the treatment of diabetes through its efficacy and convenient once-weekly administration.

To ensure that our shareholders benefit from this value opportunity, it is imperative that Amylin has the best possible Board of Directors. We urge all shareholders to vote FOR Amylin’s Directors on the BLUE proxy card today and disregard any proxy cards received from Eastbourne or Mr. Icahn. Shareholders who need assistance in voting may contact Amylin’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-717-3926. Institutions, banks and brokers may call collect at 212-750-5833.”

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

Forward Looking Statements

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or exenatide once weekly may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results or achieve desired end-points; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates or sNDAs for label expansion requests, such as the exenatide once weekly NDA mentioned in this letter, may not be submitted timely or receive FDA approval; risks that our expense reductions will not be as large as we expect; risks that the restructured operations for exenatide will not produce the results we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or exenatide once weekly. These and additional risks and uncertainties are described more fully in the Company’s most recently filed Form 10-K and Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

Additional Information and Where To Find It

This press release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Amylin has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on April 20, 2009.  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and securityholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

Participants in Solicitation

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest is included in Amylin’s definitive proxy statement.

CONTACTS:

Alice Izzo
Executive Director, Corporate Affairs
Amylin Pharmaceuticals, Inc.
(858) 642-7272
alice.izzo@amylin.com

or

Steve Frankel / Averell Withers
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449